UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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AEROVIRONMENT, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On July 17, 2013, AeroVironment, Inc. issued the following news release:

AEROVIRONMENT RESPONDS TO ENGAGED CAPITAL

MONROVIA, CA — July 17, 2013 — AeroVironment, Inc. (NASDAQ: AVAV) today issued the following statement in response to Engaged Capital:

AeroVironment maintains and welcomes open communications with all of its stockholders and values their input towards the goal of enhancing stockholder value.  We will continue to take actions that we believe enable us to achieve this objective.

AeroVironment’s management and board of directors regularly evaluate the company’s capital structure and capital allocation priorities.  Given the company’s innovation-driven strategy, a strong balance sheet is an important competitive differentiator that allows AeroVironment to support growth initiatives without compromising our ability to make quick and decisive strategic investments in emerging opportunities.  We are confident that our strategy best positions AeroVironment to compete effectively and deliver superior returns.

The AeroVironment board is composed of seven highly qualified directors, five of whom are independent and all of whom are experienced professionals with expertise across a wide range of disciplines and industries critical to the company’s business.  In addition, AeroVironment directors have extensive operations and management experience at the highest levels of public and private companies and in the U.S. military.  The company’s management and board of directors are committed to acting in the best interest of the company and all AeroVironment stockholders.

Our goal has always been — and continues to be — building value for all of our stockholders.  We continue to focus on our fiscal 2014 plan to maintain our market leadership in Unmanned Aircraft Systems and electric transportation solutions while we move innovative new solutions closer to market adoption and long-term value creation.

Credit Suisse Securities (USA) LLC is serving as the company’s financial advisor and Latham & Watkins LLP is serving as legal advisor.

ABOUT AEROVIRONMENT, INC.
AeroVironment is a technology solutions provider that designs, develops, produces and supports an advanced portfolio of Unmanned Aircraft Systems (UAS) and electric transportation solutions. Agencies of the U.S. Department of Defense and allied military services use the company’s electric-powered, hand-launched unmanned aircraft systems extensively to provide situational awareness to tactical operating units through real-time, airborne reconnaissance, surveillance and communication. AeroVironment’s electric transportation solutions include a comprehensive suite of electric vehicle (EV) charging systems, installation and network services for consumers, automakers, utilities and government agencies, power cycling and test systems for EV developers and industrial electric vehicle charging systems for commercial fleets. More information about AeroVironment is available at www.avinc.com.

Safe Harbor Statement
Certain statements in this press release may constitute “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of current expectations, forecasts and assumptions that involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from those expressed or implied. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to perform under existing contracts and obtain additional contracts; changes in the timing and/or amount of government spending; changes in the supply and/or demand and/or prices for our products and services; changes in the regulatory environment; the activities of competitors; failure of the markets in which we operate to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world. For a further list and description of such risks and uncertainties, see the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We do not intend, and undertake no obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

AeroVironment and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of its 2013 annual meeting of stockholders.  AeroVironment plans to file with the SEC a proxy statement and related materials in connection with its 2013 annual meeting of stockholders (the “2013 Proxy Materials”).  The 2013 Proxy Materials will contain important information about AeroVironment, the 2013 annual meeting and related matters.  Stockholders are urged to read the 2013 Proxy Materials carefully when they are available.  Stockholders will be able to obtain free copies of the 2013 Proxy Materials and other documents filed with the SEC by AeroVironment through the web site maintained by the SEC at www.sec.gov and on AeroVironment’s web site at www.investor.avinc.com.

Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2013 Proxy Materials.  This information can also be found in AeroVironment’s proxy statement for its 2012 annual meeting of stockholders, filed with the SEC on August 24, 2012.  To the extent holdings of AeroVironment securities have changed since the amounts printed in that proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Stockholders can obtain free copies of these documents from the web site maintained by the SEC and AeroVironment’s web site above.

CONTACTS

Steven Gitlin AeroVironment, Inc. +1 (626) 357-9983 ir@avinc.com	Dan Burch / Laurie Connell MacKenzie Partners, Inc. +1 (212) 929-5500	Matt Sherman / Andrew Siegel / James Golden Joele Frank, Wilkinson Brimmer Katcher +1 (212) 355-4449